Exhibit 99.1

April 20, 2004	Contact: Craig McCollam Dionex Corporation 408-481-4107

DIONEX REPORTS RECORD SALES AND EARNINGS FOR THIRD QUARTER

FOR RELEASE TUESDAY, APRIL 20, 2004, 1:05 P.M. PDT

Sunnyvale, California – Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings for its third quarter and first nine months of fiscal 2004.

For the third quarter ended March 31, 2004, sales were $70.7 million, an increase of 26%, compared with the $56.1 million reported for the same period last year. Excluding the favorable effects of foreign currency fluctuations, sales growth would have been 15% for the quarter. Diluted earnings per share were $.56 for the third quarter, an increase of 60%, compared with the $.35 reported in the third quarter last year. In the third quarter last year, the Company reported the write-off of an investment in an unaffiliated entity. Excluding this write-off, earnings per share growth was 33%. Cash flow from operations was $13 million in the third quarter.

For the first nine months of fiscal 2004, Dionex sales were $189.6 million, an increase of 20% over the $157.8 million reported in the first nine months of fiscal 2003. Favorable currency fluctuations increased sales by 8 percentage points for the first nine months. Diluted earnings per share for the first nine months of fiscal 2004 were $1.40, an increase of 33% compared with the same period last year. Excluding the write-off of an investment in an unaffiliated entity, earnings per share increased by 25%. Cash flow from operations for the first nine months was $36 million, 19% of sales.

During the third quarter of fiscal 2004, the Company repurchased 316,700 shares of its common stock, bringing the total shares repurchased to 652,700 for the first nine months of fiscal 2004.

A. Blaine Bowman, Chairman of the Board, commenting on the results, said, “We are very pleased with our results for the third quarter. Our sales and earnings per share were both records for the Company. We again experienced good growth in both our ion chromatography (IC) and HPLC businesses. Our IC business grew approximately 30% as we benefited from our Reagent- Free IC (RFIC) technology introduced last year and new drinking water regulations in Japan. We also introduced new products during the quarter that further expand our RFIC offerings. In addition, we continued to drive our HPLC innovation strategy by introducing a number of new products, including an autopurification system and the latest version of our Chromeleon data management system.”

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We again reported very strong results for the quarter and for the nine months. We saw solid sales growth in all major geographic regions and in both IC and HPLC. In North America, we grew in the high-single digits for the quarter. These results continue the good growth we have experienced in North America so far this fiscal year. Sales growth in Europe was in the high-teens in reported dollars. In local currency, sales growth was in the mid-single digits. This growth was in spite of the fact that economic conditions in Europe, particularly Germany, continue to be weak. In our Asia/Pacific region, we experienced very strong growth this quarter as sales grew over 60% in reported dollars and over 50% in local currency. Sales related to the new drinking water regulations in Japan added an estimated $5 million in incremental revenues for the quarter. We anticipate that we will continue to benefit from this positive effect in the fourth quarter also, but not to the same level as in the third quarter.

“We had good market growth in our key markets of life sciences and environmental this quarter. In our other markets, we saw good growth except for the electronics market.

“Looking ahead to the fourth quarter, we believe that we will continue the positive results experienced in the first nine months of this year. We estimate that our sales will be in the range of $65-$67 million and earnings per share will be in the range of $.47-$.49. These estimates result in full year sales in the range of $254-$256 million and earnings per share in the range of $1.87-$1.89. These estimates reflect the expectations that we will again see some benefits from the new drinking water regulations in Japan, that currency exchange rates will not change significantly from current levels, and that there will be some further improvements in the economic conditions in the U.S. and Europe.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss third quarter results in a conference call on Tuesday, April 20th, 2004 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 5:00 p.m. PT, Tuesday, April 20, 2004 until 5:00 p.m. PT, Tuesday, June 1, 2004.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Net sales	$70,746	$56,069	$189,561	$157,819
Cost of sales	24,629	18,810	64,474	54,082

Gross profit	46,117	37,259	125,087	103,737

Operating expenses:
Selling, general and administrative	23,367	19,844	65,429	56,067
Research and product development	4,606	4,176	14,204	12,416

Total operating expenses	27,973	24,020	79,633	68,483

Operating income	18,144	13,239	45,454	35,254
Interest income, net	148	69	360	195
Write-off of a non-affiliate investment	—	(2,067)	—	(2,067)
Other income	60	36	(268)	426

Income before taxes on income	18,352	11,277	45,546	33,808
Taxes on income	5,965	3,665	14,803	10,988

Net income	$12,387	$7,612	$30,743	$22,820

Basic earnings per share	$0.58	$0.36	$1.46	$1.08

Diluted earnings per share	$0.56	$0.35	$1.40	$1.06

Shares used in computing per share amounts:
Basic	21,180	21,028	21,099	21,100

Diluted	22,177	21,619	21,983	21,625

RECONCILIATION OF DILUTED EARNINGS PER SHARE BEFORE WRITE-OFF OF A NON-AFFILIATE INVESTMENT:
Net income, as reported	12,387	7,612	30,743	22,820
Write-off of non-affiliate investment	—	2,067	—	2,067
Tax effect	—	(672)	—	(672)

Adjusted net income	$12,387	$9,007	$30,743	$24,215

Adjusted diluted earnings per share	$0.56	$0.42	$1.40	$1.12

Shares used to compute adjusted diluted earnings per share	22,177	21,619	21,983	21,625

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2004 AND JUNE 30, 2003
(In thousands)
(Unaudited)

	March 31,	June 30,
	2004	2003
ASSETS
Current assets:
Cash and equivalents	$64,479	$46,831
Marketable equity securities	1,660	1,402
Accounts receivable, net	56,176	46,613
Inventories	25,997	25,462
Other current assets	14,321	12,737

Total current assets	162,633	133,045
Property, plant and equipment, net	47,304	45,436
Goodwill and other intangible assets	29,309	28,856
Other assets	5,187	5,763

	$244,433	$213,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$2,163	$1,334
Accounts payable	10,590	5,443
Accrued liabilities	30,371	29,045
Income taxes payable	2,163	6,189
Accrued product warranty	3,594	3,188

Total current liabilities	48,881	45,199
Deferred income taxes and other	5,228	8,121
Long term debt	144	500
Stockholders’ equity	190,180	159,280

	$244,433	$213,100

XXXX